Annual Statement of Compliance

VIA: EMAIL

Banc of America Commercial Mortgage Inc.
214 North Tryon Street, NC1-027-22-03
Charlotte, North Carolina 28255

Re: Pooling and Servicing Agreement (the "Agreement") dated as of October 1, 2006, among Banc of America Commercial Mortgage Inc., as Depositor, Bank of America, N.A., as Master Servicer, Midland Loan Services, INC., as Special Servicer, and LaSalle Bank National Association, as Trustee and REMIC Administrator relating to Banc of America Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-5.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee and REMIC Administrator hereby certify that:

(1) A review of the activities of the Trustee and REMIC Administrator during the preceding calendar year and of the performance of the Trustee and REMIC Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee and REMIC Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank, National Association, as Trustee and REMIC Administrator

/s/ Barbara L Marik
Barbara L. Marik
First Vice President